Exhibit 10.16

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant customarily and actually treats as private or confidential.

February 22, 2022 – Updated start date (2), severance terms (7) and outside affiliations (13) March 1, 2022 – Updated start date (2) and bonus payout eligibility (4)

Via PDF Email

Michael Burgess

[***]

Dear Michael:

It is my pleasure to extend to you this offer of employment with Turnstone Biologics Corp. (“Turnstone” or the “Company”). We are enthusiastic about the prospect of you joining our company! The specifics of our offer to you are as follows:

1.

You will be employed on a full-time interim basis as the Chief Medical Officer (“CMO”), reporting to the CEO of Turnstone. You will be expected to devote your full time, attention and efforts to the business of the Company. You will generally work remotely from your home in Arizona, but will be expected to travel as necessary for business reasons and to maintain the ability to travel at all times.

2.

Your start date will be March 14, 2022 or such other date as we mutually agree (“Start Date”). Your role as interim CMO and employment with the Company is anticipated to last for an initial term of twelve (12) months (the “Initial Term”), and will thereafter automatically renew for successor terms of 12 months each (“Successor Terms”) unless either party gives written notice of termination at least ninety (90) days in advance of the commencement of any Successor Term. The Initial Term and all Successor Terms are collectively referred to herein as the “Term.” The Term may be terminated by either party at any time, subject to the provisions of Section 7 below.

3.

Your base salary during the Term will be at the annual rate of $475,000 USD, less applicable taxes and withholdings, which shall be paid on a bi-monthly basis in accordance with our regular payroll schedule. For each calendar year during the Term, you will be eligible for an annual conditional performance bonus of up to 40% of your base salary, less applicable taxes and withholdings, based upon a combination of individual and Company performance. Your bonus will not be prorated for 2022, except as set forth in Section 7(i)(c) below. Annual bonuses will be paid no later than March 15th of the year following the year to which they pertain. You must be employed as of the payout date of any bonus in order to be eligible to receive it, except as set forth in Section 7(i)(c) below or in circumstances where your contract is not automatically renewed on March 13th of a given year—for example, if your contract is not renewed after the initial term which ends on March 13, 2023, you remain eligible for the annual bonus to be paid no later than March 15, 2023 for the 2022 performance year.

4. During the Term you may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under and subject to all provisions of the plan documents governing those programs. Please note that the Company reserves the right at any time to amend benefits, and/or to switch to a different benefit carrier or plan, and you will not have any right to compensation as a consequence. If you need details about current benefits before accepting this offer, please contact [***]

5.

You will also be eligible for 20 days of vacation time per calendar year during the Term, which shall accrue on a pro-rata basis and be used in accordance with the Company’s regular policies. You are also entitled to all applicable public holidays in the United States.

6.

Subject to the approval of the Board of Directors of the Company, the Company will grant to you 200,000 incentive stock options (the “Options”) for the purchase of common stock of the Company, at a price to be determined by the Board of Directors. The Options shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the applicable Company stock option plan and in a separate option agreement that shall be executed by you and the Company to evidence the grant of the Options. A copy of the current Equity Plan will be provided to you on your Start Date but if you wish to review it before accepting this offer, a copy will be provided on request.

7.

This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without Cause. However, you and the Company agree that:

(i) You and the Company do not intend to terminate your employment during the Initial Term. However, in the event that the Company opts to terminate your employment without Cause (as defined below) during the Initial Term, the Company will provide you with the following severance benefits (“Severance Benefits”):

(a)	Severance Pay. Severance pay at your then regular base rate, subject to standard payroll deductions and paid in accordance with the Company’s regular payroll practices, for the remainder of the Term.

(b)

Health Insurance. If you timely and properly elect continued group health insurance coverage pursuant to COBRA, the Company will, as an additional severance benefit, pay your COBRA premium payments sufficient to continue your group coverage at its then current level (including dependent coverage, if applicable) through the earlier of the conclusion of the Term or the date that you become eligible for new group health coverage.

(c)

Bonus Payment. Any bonus earned for 2022 that has not yet been paid to you, to be paid on the regular payout date applicable to active employees receiving such bonuses. Such bonus shall be pro-rated in the event your termination date falls during 2022, to reflect the portion of 2022 after your termination date during which you were not employed.

Severance Benefits shall be contingent upon your signing a separation agreement (including a release of claims against the Company) and your full and continued compliance with the enclosed Nondisclosure, Assignment of Inventions and Noncompetition Agreement.

(ii) In the event you or the Company terminate your employment at any time for any reason during a Successor Term (or you terminate your employment for any reason during the Initial Term), you and the Company agree to provide not less than three (3) months’ written advance notice of such termination to the other party. The Company shall have the right to accelerate the termination of your employment, in its sole discretion, at any time during any such three-month notice period, so long as it continues to pay your base salary for the duration of such notice period and to pay any bonus you would have been paid for the prior calendar year had you remained employed during such notice period.

(iii) The Company shall have the right to terminate your employment for Cause at any time during the Term, without any notice or severance obligations.

“Cause” as used in this letter shall mean, as reasonably determined by the Company: (i) your material breach of any of the terms or representations contained in this letter or in any agreement between you and the Company or its affiliates; (ii) your death, or a disability resulting in an inability to perform your job duties for a period of at least 90 consecutive or non-consecutive days; (iii) your conviction of, or guilty plea or no contest plea, to any criminal charge involving moral turpitude or that could reasonably be expected to have a material adverse effect on the business or affairs of the Company; (iv) your commission of any act of dishonesty, fraud, theft or embezzlement, or breach of fiduciary duty, against the Company or its affiliates; (v) your material breach of Company policies; or (vi) your willful breach of or habitual neglect of the duties of your position, or refusal to comply with any reasonable or proper direction given by or on behalf of superior officer of the Company or the Board of Directors consistent with your position.

8.

As a condition of employment, you will be required to execute the enclosed Nondisclosure, Assignment of Inventions and Noncompetition Agreement. This Agreement forms part of the terms of your employment, and many of its obligations survive and remain in effect if you leave Turnstone’s employ for any reason whatsoever. Because we understand the importance of protecting confidential information and proprietary property, we expect and direct you to honor any confidentiality and ownership of inventions/proprietary property obligations that you owe to your former employer(s) or other third parties.

9.

As a condition of employment, you will be required to abide by all Company policies and procedures that shall be in effect from time to time, because we are an early stage company, rules and policies are a work in progress. The Company reserves the right to revise, revoke, or introduce new rules and policies, as the Company may deem necessary from time to time, and you will also be required to abide by any changes in the rules and policies, once you are advised of the changes and they come into effect.

10.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

11.	You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act.

12.

You will continue to serve on the Company’s Board of Directors, pursuant and subject to the terms of your existing Executive Director Offer Letter dated April 30, 2021 (the “Director Agreement”), except that during the Term, you will no longer be obligated to provide the services set forth in Section 1 of the Director Agreement, and you will not receive the compensation set forth in the first sentence of Section 2 or in Section 15 of the Director Agreement. Except as expressly set forth in the prior sentence, your rights and obligations under this letter shall be in addition to, and not in lieu of, those under that Director Agreement.

13.

While working for Turnstone, of course you may participate in business associations, charitable organizations or other similar organizations, subject to the reasonable objection of Turnstone and provided that it does not interfere with the proper discharge of your duties to Turnstone. For greater clarity, we confirm you can continue your current participation with Synlogic Therapeutics, the portfolio review committee of the experimental drug development center in Singapore and iOMX.

This letter supersedes any and all prior understandings, whether written or oral, relating to the terms of your employment.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign this letter in the space provided below, as well as the enclosed Nondisclosure, Assignment of Inventions and Noncompetition Agreement. Please return both documents to [***] by 5:00 pm (EDT) February 27, 2022. After that date, this offer of employment will expire.

If you have any questions or need additional information, please do not hesitate to contact me. On behalf of the entire Turnstone team, we look forward to your acceptance and to working with you in this new role.

Sincerely Yours,

/s/ Christine Blodgett
Christine Blodgett	07-Mar-2022
Head of HR
Turnstone Biologics Corp.

The foregoing correctly sets forth the terms of my employment with Turnstone. I am not relying on any representations other than as set out above.

/s/ Michael Burgess	Date: 07-Mar-2022
Michael Burgess

Enclosures: Nondisclosure, Assignment of Inventions and Noncompetition Agreement